Exhibit 10.3

FORM OF DIRECTOR

RESTRICTED STOCK UNIT AWARD AGREEMENT

GULFMARK OFFSHORE, INC.

Management Incentive Plan

This Restricted Stock Unit Award Agreement (this “Agreement”) is made as of the [●] day of [●], 2018 (the “Grant Date”) between GulfMark Offshore, Inc. (the “Company”), and [●] (“Participant”), and is made pursuant to the terms of the GulfMark Offshore, Inc. Management Incentive Plan (the “Plan”). Any capitalized term used herein but not defined shall have the meaning set forth in the Plan.

Section 1.     Grant of Restricted Stock Units. The Company hereby grants to Participant a Restricted Stock Unit Award consisting of [●] restricted stock units (“Restricted Stock Units”), subject to the terms and conditions set forth in this Agreement and the Plan. Subject to the terms and conditions set forth in this Agreement and the Plan, each Restricted Stock Unit represents the right to receive one share of Common Stock.

Section 2.     Vesting of the Restricted Stock Units.

(a)     Generally.     Except as otherwise provided herein, the Restricted Stock Units shall vest as follows: [___]([each, a][the] “Vesting Date”), [in each case] subject to Participant’s continuous Service from the Grant Date through the [applicable] Vesting Date.

(b)     Qualified Liquidity Event.     Upon the occurrence of a Qualified Liquidity Event, the Restricted Stock Units that remain outstanding and unvested as of immediately prior to such Qualified Liquidity Event shall immediately vest, and the effective date of such Qualified Liquidity Event will be treated as the Vesting Date with respect to such Restricted Stock Units for purposes of Section 4. Any Restricted Stock Units that vest or become payable as a result of or in connection with a Qualified Liquidity Event may be subject to the same terms and conditions applicable to the proceeds realized by the Company or its shareholders, in connection therewith (including, without limitation, payment timing and any escrows, indemnities, payment contingencies or holdbacks), as determined by the Committee in its discretion, subject to compliance with Section 409A of the Code (“Section 409A”).

(c)     Replacement Award. A “Replacement Award” is an Award that (i) is of the same type as the Award that is replaced or adjusted by a Replacement Award (the “Replaced Award”) (i.e., restricted stock units); (ii) has a value at least equal to the value of the Replaced Award; (iii) relates to equity securities of the Company or its successor upon the Qualified Liquidity Event, or another entity that is affiliated with the Company or its successor upon the Qualified Liquidity Event; (iv) if Participant is subject to U.S. federal income tax under the Code, the tax consequences to Participant under the Code of the Replacement Award are not less favorable to Participant than the tax consequences of the Replaced Award; and (v) its other terms and conditions are not less favorable to Participant than the terms and conditions of the Replaced Award (including, but not limited to, the provisions that would apply in the event of a subsequent Qualified Liquidity Event). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the requirements for a Replacement Award are satisfied will be made by the Committee, as constituted immediately before the Qualified Liquidity Event, in its sole discretion (taking into account the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) and compliance of the Replaced Award or Replacement Award with Section 409A).

Section 3.     Termination of Service.     Upon the occurrence of a termination of Participant’s Service, the Restricted Stock Units shall be treated as set forth below:

(a)     Death or Disability. Upon the occurrence of a termination of Participant’s Service by reason of Participant’s death or Disability, Participant will vest in all unvested Restricted Stock Units, and the date of such termination of Participant’s Service will be treated as the Vesting Date with respect to those Restricted Stock Units for purposes of Section 4.

(b)     Other Terminations of Service. Upon the occurrence of a termination of Participant’s Service for any reason other than as provided in Section 3(a) all unvested Restricted Stock Units shall be forfeited and cancelled, and Participant shall not be entitled to any compensation or other amount with respect thereto.

Section 4.     Settlement. Any Restricted Stock Units that become vested and non-forfeitable pursuant to Section 2 or Section 3 (“Vested RSUs”) shall be settled within 30 days following the applicable Vesting Date; provided, however, that any Restricted Stock Units that vest immediately prior to a Qualified Liquidity Event pursuant to Section 2 hereof shall be settled immediately prior to the consummation of such Qualified Liquidity Event. Vested RSUs will be settled by the Company through the delivery to Participant of a number of shares of Common Stock equal to the number of Vested RSUs (rounded down to the nearest whole number). No fractional shares of Common Stock shall be issued with respect to any Vested RSUs.

Section 5.     Restrictions on Transfer. No Restricted Stock Units (nor any interest therein) may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by Participant, except by will or by the laws of descent and distribution. In the event that Participant becomes legally incapacitated, Participant’s rights with respect to the Restricted Stock Units shall be exercisable by Participant’s legal guardian or legal representative. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Restricted Stock Units, shall be null and void and without effect. Notwithstanding the foregoing, Participant may, with the prior written consent of the Committee, make transfers of Restricted Stock Units to immediate family members or to a trust, the sole beneficiaries of which are Participant or immediate family members, in each case solely for estate planning purposes, in all instances subject to compliance with any applicable spousal consent requirements and all other applicable laws.

Section 6.     Investment Representation. Upon any acquisition of the shares of Common Stock underlying the Restricted Stock Units at a time when there is not in effect a registration statement under the Securities Act relating to the shares of Common Stock, Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that such shares of Common Stock shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and Participant shall provide the Company with such further representations and warranties as the Company may reasonably request in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No shares of Common Stock shall be acquired in respect of the Restricted Stock Units unless and until the Company and/or Participant have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee reasonably determines that Participant may acquire such shares pursuant to an exemption from registration under the applicable securities laws.

Section 7.      Adjustments. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 4.2 of the Plan.

Section 8.     No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon Participant any right to continued Service.

Section 9.     Limitation of Rights; Dividend Equivalents. Participant shall not have any privileges of a stockholder of the Company with respect to any Restricted Stock Units, including, without limitation, any right to vote any shares of Common Stock underlying such Restricted Stock Units or to receive dividends or other distributions or payments of any kind in respect thereof or exercise any other right of a holder of any such securities, unless and until there is a date of settlement and issuance to Participant of the underlying shares of Common Stock. Notwithstanding the foregoing, the Restricted Stock Unit Award granted hereunder is hereby granted in tandem with corresponding dividend equivalents with respect to each share of Common Stock underlying the Restricted Stock Unit Award granted hereunder (each, a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the settlement or forfeiture of the Restricted Stock Unit to which it corresponds. Participant shall be entitled to accrue payments equal to dividends declared, if any, on the Common Stock underlying the Restricted Stock Unit to which such Dividend Equivalent relates, payable in cash and subject to the vesting of the Restricted Stock Unit to which it relates, at the time the Common Stock underlying the Restricted Stock Unit is settled and delivered to Participant pursuant to Section 4; provided, however, if any dividends or distributions are paid in shares of Common Stock, the shares of Common Stock shall be deposited with the Company, shall be deemed to be part of the Dividend Equivalent, and shall be subject to the same vesting requirements, restrictions on transferability and forfeitability as the Restricted Stock Units to which they correspond. Dividend Equivalents shall not entitle Participant to any payments relating to dividends declared after the earlier to occur of the settlement or forfeiture of the Restricted Stock Units underlying such Dividend Equivalents.

Section 10.     Construction. The Restricted Stock Unit Award granted hereunder is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. Participant hereby acknowledges that a copy of the Plan has been delivered to Participant, the terms and provisions of which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon Participant.

Section 11.     Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the chief executive officer of the Company at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to Participant in writing at the most recent address as Participant may have on file with the Company.

Section 12.     Governing Law. This Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 13.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 14.     Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 15.     Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 13.3 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A or otherwise.

Section 16.     Entire Agreement. Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior agreements whether verbal or otherwise, between the parties with respect to such subject matter.

Section 17.     Clawback. The Restricted Stock Unit Award will be subject to recoupment in accordance with any clawback or recoupment policy of the Company, including, without limitation, any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

Section 18.      Taxes. If required by law, the Company will withhold or cause to be withheld in accordance with Section 13.4 of the Plan federal, state and/or local income or any other applicable taxes in connection with the settlement or vesting of the Restricted Shares. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Shares or the subsequent sale of any shares and (b) does not commit to structure the Restricted Shares to reduce or eliminate Participant’s liability for Tax-Related Items.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

GULFMARK OFFSHORE, INC.

By:
Name:
Title:

PARTICIPANT

Name:
Date: